Exhibit 10.2

SUPERIOR ESSEX INC.

PERFORMANCE-CONTINGENT SHARE AWARD CERTIFICATE

Non-transferable

G R A N T   T O

(“Grantee”)

by Superior Essex Inc. (the “Company”) of the right (“Performance Shares”) to receive shares of the Company’s $.01 par value common stock (“Shares”), pursuant to and subject to the provisions of the Superior Essex Inc. 2005 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The target number of Shares subject to this award is                       (the “Target Award”). Depending on the Company’s level of attainment of the performance targets set forth in Exhibit A for the period ending December 31, 2007 (the “Performance Period”), Grantee may earn up to 200% of the Target Award, as set forth in greater detail in Exhibit A.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Superior Essex Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

SUPERIOR ESSEX INC.	Grant Date: March 31, 2006

By:	Accepted by Grantee:
Its: Authorized Officer

TERMS AND CONDITIONS

1.         Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, certain terms are defined in Exhibit A.

2.         Vesting and Settlement of Performance Shares. The Performance Shares have been credited to a bookkeeping account on behalf of Grantee. The Performance Shares will vest and will be converted to actual Shares of Stock (one Share per vested Performance Share) on the dates and to the extent set forth in Exhibit A.

If Grantee’s employment terminates prior to the end of the Performance Period for any reason other than as set forth in Exhibit A, Grantee shall forfeit all right, title and interest in and to the Performance Shares as of the date of such termination. In addition, Grantee shall have no rights to any Performance Shares that fail to vest in accordance with the terms of this Certificate.

Vested Shares will be registered on the books of the Company in Grantee’s name on the earlier of March 15, 2008 or the date of the occurrence of a Change in Control (a “Pay-Out Date”), and will be delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form, as Grantee shall direct.

3.         Determination of Performance. The Committee shall, as soon as practicable after the end of the Performance Period certify the Company’s performance against the Performance Objectives, but in no event later than (i) March 15, 2008 or (ii) the date of filing of the Company’s Annual Report on Form 10-K for 2007. If for any reason the Committee shall not have certified the Company’s performance against the Performance Objectives by March 15, 2008, the conversion date for vested Performance Shares and the Pay-Out Date shall be delayed, in the discretion of the Company, for such period as may be required to avoid liability under Code Section 409A, but shall in no event extend beyond December 31, 2008.

4.         No Dividend Equivalents. Prior to a Pay-Out Date, Grantee shall have no rights to cash dividends or other cash distributions paid with respect to Performance Shares.

5.         Limitation of Rights. This Certificate does not confer to Grantee or Grantee’s Beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares of Stock are in fact registered in such person’s name on the Pay-Out Date. Prior to the Pay-Out Date, no right or interest of Grantee in Performance Shares may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Prior to the Pay-Out Date, Performance Shares may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

6.         Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Performance Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The Committee hereby approves Grantee’s surrender to the Company of a number of Shares earned under this award as necessary to pay the minimum applicable withholding tax obligation, and Grantee hereby consents to such method of tax withholding if requested by the Company. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

7.         Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares of Stock underlying the Performance Shares upon any securities exchange or similar self-regulatory organization or under any federal or state securities law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Shares, the Performance Shares will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.         Change in Capital Structure. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the

Committee may adjust this award to preserve the benefits or potential benefits of this award. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the Performance Shares then subject to this Certificate shall automatically be adjusted proportionately.

9. Provisions of Plan Control. This Certificate is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment and anti-dilution provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan and applicable provisions of the Employment Agreement between Grantee and Executive in effect as of the Grant Date, as amended, the “Grantee Employment Agreement”), if any, are incorporated herein by reference. If and to the extent that this Certificate conflicts or is inconsistent with the terms, conditions and provisions of the Plan or such Grantee Employment Agreement, if any, the Plan and such Grantee Employment Agreement shall control, and this Certificate shall be deemed to be modified accordingly, provided that to the extent the Plan provides the Committee with discretion to determine the terms of the award, the exercise of such discretion shall not be considered to be inconsistent with the terms of the Plan.

10. Notices. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339; Attention: Corporate Secretary, or any other address designated by the Company with notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

EXHIBIT A

Financial Performance Objectives

Return on Net Assets (RONA)  65%

2007 RONA (%)	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
% Payout**	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%

Core Business Revenues  35%

2007 Core Business Revenues (%)	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
% Payout**	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%

* Targets for specific quantitative measures intentionally deleted for this public filing.

** Note: Denotes Performance Shares earned as a percentage of Target Award. When performance falls between two points, linear interpolation shall occur.

Definitions

Adjusted Operating Income. Operating income, a GAAP financial measure for a given period, as reflected in the applicable Company earnings release, adjusted without duplication by charges that are considered to be non-recurring or special items. Without limiting the foregoing, if the dollar to euro exchange rate changes more than 10% from the existing 1.20 in any quarter included in the averaging process, the Adjusted Operating Income would be adjusted for such quarter to normalize to an exchange rate of 1.20.

Average Net Assets. The average of total assets of the Company (on a consolidated basis) less: (i) cash, (ii) current liabilities other than debt, and (iii) intangible assets, as reflected on the Company’s balance sheets on December 31, 2006 and on the last day of each fiscal quarter in 2007. Without limiting the foregoing, if the dollar to euro exchange rate changes more than 10% from the existing 1.20 in any quarter included in the averaging process, the Average Net Assets would be adjusted for such quarter to normalize to an exchange rate of 1.20.

Core Business Revenues. Revenues of the Company’s businesses for the fiscal year ended December 31, 2007, other than the copper rod segment, as reflected in the applicable earnings release, with the copper component of revenues adjusted to $2.00 per pound.

Return on Net Assets (RONA). Adjusted Operating Income for the fiscal year ended December 31, 2007, divided by Average Net Assets.

Acquisition.  An acquisition (or combination of acquisitions) of a business, including a line of products.

Disposition.  The disposition of businesses, product lines or interests.

Effect of Acquisition or Disposition.  If prior to December 31, 2007, the Company engages in a Disposition or Acquisition, the following shall occur (the “Automatic Adjustments”):

•                  In the case of a Disposition, each of the Core Business Revenue, RONA, Adjusted Operating Income and Average Net Assets Financial Objectives shall be adjusted, effective as of the date of the Disposition, by eliminating from the original Financial Objectives the plan business results relating to the disposed business or assets for the remainder of the Performance Period.

•                  In the case of an Acquisition that would result in a reduction in the Company’s RONA for the remainder of the Performance Period, each of RONA, Adjusted Operating Income and Average Net Assets shall be adjusted, effective as of the date of the Acquisition, by eliminating the effect of such Acquisition for the remainder of the Performance Period.

Notwithstanding the Automatic Adjustments, if an Acquisition or Disposition occurs, the Committee may, in its sole discretion, increase the RONA and/or Core Business Revenue Financial Objectives as so adjusted to increase the difficulty in attaining such Financial Objectives, or reduce the percentage pay-out, as a result of such Acquisition or Disposition.

The Committee retains the sole discretion to reduce the pay-out after the financial results are finalized if the formula would result in unusually high pay-outs to Grantee that the Committee deems to be disproportionate to the improvement in Company performance.

Vesting of Performance Shares. The Performance Shares will vest and will be converted to actual Shares of Stock (one Share per vested Performance Share) on the dates and to the extent set forth below:

(a)                      On March 15, 2008 (the “Scheduled Pay-Out Date”), as to the number of Shares earned as provided under “Performance Objectives” above (the “Performance Objectives”) as of the end of the Performance Period.

(b)                     On the date of a Change in Control, if any, that occurs on or prior to the Scheduled Pay-Out Date, as to the number of Shares determined by the Committee between the Target Award and the maximum award, subject to the provisions of Section 8(d)(ii) of the Grantee Employment Agreement.

(c)                      On the Scheduled Pay-Out Date, if Grantee’s employment is terminated due to death, Disability, Retirement, Grantee’s resignation for “Good Reason” (as defined in the Grantee Employment Agreement) or termination by the Company without Cause (as defined in the Grantee Employment Agreement) prior to the end of the Performance Period, as to the number of Shares that would have been earned if Grantee had remained employed through the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of days lapsed since January 1, 2006 and the denominator of which is 730.